Exhibit 10.53

June 27th, 2012

JoAnn Covington
[address]

Dear JoAnn,

On behalf of Rocket Fuel, Inc. (“Rocket Fuel”), I am pleased to offer you full-time employment with Rocket Fuel on the terms and conditions contained in this letter (the “Offer Letter”). Your title will be Vice President, General Counsel and you will report to Peter Bardwick, Chief Financial Officer.

Your annual salary will be $225,000, and will be paid in accordance with Rocket Fuel’s normal payroll procedures. In addition, because your role can have significant impact on the success of the company, you will be eligible for an annual bonus of $50,000, paid quarterly, based upon the goals set between you and your manager. You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to all of Rocket Fuel’s full-time employees. Details about these benefit plans will be made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time as it deems necessary or appropriate.

Additionally, it will be recommended to the Board of Directors (“Board”) that you be granted an option to purchase 100,000 shares of Rocket Fuel's common stock at a price per share equal to the fair market value per share of Rocket Fuel's common stock on the date of grant, as determined by the Board in its sole discretion. This option will be subject to the terms and conditions of Rocket Fuel's 2008 Stock Plan and stock option agreement.

As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel rules and regulations and sign and comply with Rocket Fuel’s Proprietary Information and Inventions Agreement that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information. We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. It is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.

By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice. Rocket Fuel reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you.

This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event of any dispute or claim relating to or arising out of our employment relationship, you and Rocket Fuel agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and Rocket Fuel shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) Rocket Fuel shall pay those arbitration fees required by law.

This Offer Letter, together with the Proprietary Information and Inventions Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this Offer Letter and return one copy to Rocket Fuel by June 29th, 2012 if you wish to accept employment under the terms described above. If you accept our offer, the first day of your employment will begin on July 23rd, 2012. This offer of employment will terminate if it is not accepted, signed and returned to me by June 29th, 2012.

We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this letter, feel free to contact me at any time.

Sincerely,
/s/ J. Peter Bardwick
J. Peter Bardwick
CFO

AGREED TO AND ACCEPTED:

/s/ JoAnn Covington	6/28/2012
Signature	Date

JoAnn Covington
Printed Name